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EXHIBIT 16 TO FORM 8-K

April 26, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K/A dated April 25, 2002, of SPEEDCOM Wireless Corporation and are in agreement with the statements contained in paragraphs one through five on page two therein, except that we have no basis to agree or disagree with the second clause of the next to last sentence of paragraph four.

Regarding the registrant's statement concerning the lack of internal control to prepare financial statements, included in the fourth paragraph on page two therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant's 2001 financial statements.


                                                /s/ Ernst & Young LLP
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